Exhibit 99.2

Final Transcript: OCC – Q3 2018 Earning Conference Call - 09/11/18 10:00 AM

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

PRESENTATION

Operator

Good morning. My name is Maria, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation third quarter 2018 earnings conference call. (Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2018 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. Before we begin our conference call today, I'd like to pause for a moment of silence to honor those who perished in the cowardly terrorist attacks on our country 17 years ago today in New York, Pennsylvania and Virginia. And to honor those men and women who have served and are serving our country around the world to protect our freedom and liberty. Thank you.

I will begin today's call with a few opening remarks regarding our third quarter of fiscal year 2018. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2018 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Final Transcript: OCC – Q3 2018 Earning Conference Call - 09/11/18 10:00 AM

We are pleased to report continued growth of net sales, gross profit and earnings for the quarter and year-to-date periods. Our positive third quarter results reflect a continued momentum of our growth strategies and demonstrate OCC's strong operating leverage at higher sales levels.

Net sales during the third quarter of fiscal 2018 increased over 40% to $23.1 million and net sales during the first nine months of fiscal 2018 increased over 44% to $67.6 million, in both cases when compared to the same periods last year.

As far as this fiscal year goes, we have seen particular strength in a number of our specialty markets, including our military market and importantly our wireless carrier market─both of which can be volatile.

As of July 31, 2018, our sales order backlog/forward load was $8.6 million, which is higher than our typical backlog/forward load of about $4 million to $5 million. While our sales order backlog/forward load can vary, we believe that at its current level it will likely result in net sales in the fourth quarter being higher than the same period last fiscal year, contributing to a strong finish to our fiscal year.

As mentioned last quarter, one of OCC's strengths is our operating leverage. Increases in net sales disproportionately and positively impact bottom line results as fixed production costs and certain SG&A costs─ including the costs of being a public company─remain relatively stable as sales levels increase. The benefits of our operating leverage at higher sales levels, specifically in terms of our bottom line results continued during the third quarter of fiscal 2018.

We remain focused on executing our sales and marketing initiatives in targeted markets to drive sales so we can realize the benefits of our operating leverage as well as on increasing our operational effectiveness and efficiencies. We are confident that by succeeding in both of these areas, we will drive top and bottom line growth and deliver enhanced shareholder value.

And with that, I'll turn the call over to Tracy Smith, who will review some of the specifics regarding our third quarter financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2018 were $23.1 million, an increase of 40.7% compared to net sales of $16.4 million for the third quarter of fiscal 2017. Consolidated net sales for the first nine months of fiscal 2018 were $67.6 million, an increase of 44.1% compared to net sales of $46.9 million for the first nine months of fiscal 2017.

We increased net sales in our specialty markets in the third quarter and first nine months of fiscal 2018 compared to the same periods last year, particularly in our wireless carrier and military markets. This increase was partially offset by a decrease in net sales in our enterprise markets.

OCC's increase in net sales during the third quarter and the first nine months of fiscal year 2018 have been driven by significant orders from one customer with whom OCC has done business for a number of years.

As of July 31, 2018, our sales order backlog and forward load was $8.6 million, or approximately 5 to 6 weeks of net sales─on a trailing 12-month basis. By comparison, our sales order backlog and forward load was $11.8 million, or approximately 7 to 8 weeks of net sales─on a trailing 12-month basis─as of the end of our second quarter of fiscal year 2018.

Final Transcript: OCC – Q3 2018 Earning Conference Call - 09/11/18 10:00 AM

Our sales order backlog and forward load can vary throughout the year, but is generally between approximately 3 to 4 weeks of net sales, or approximately $4 million to $5 million. Based on our current backlog and forward load, we believe we may see a positive impact on net sales during the fourth quarter of fiscal 2018, compared to the same period last year. However, at this time, we anticipate net sales during the fourth quarter to be less than net sales during the third quarter of fiscal 2018.

Turning to gross profit. Gross profit was $7 million in the third quarter of fiscal 2018, an increase of 32.4% compared to $5.3 million in the third quarter of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 30.4% in the third quarter of fiscal 2018, compared to 32.3% in the third quarter of fiscal 2017. Gross profit was $21.2 million in the first nine months of fiscal 2018, an increase of 34.4% compared to $15.8 million in the first nine months of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 31.4% in the first nine months of fiscal 2018, compared to 33.7% in the first nine months of fiscal 2017.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin in the third quarter and first nine months of fiscal 2018 was negatively impacted by a shift in product mix toward the sale of certain lower margin products in the third quarter and first nine months of fiscal 2018 compared to the same periods in fiscal 2017. However, the significant increase in net sales levels during the third quarter and first nine months of fiscal 2018 for our fiber optic cable products helped to offset the impact of the decrease in gross profit margin on gross profit, as certain fixed manufacturing costs were spread over higher sales.

SG&A expenses increased 17.4% to $6.4 million during the third quarter of fiscal 2018, compared to $5.4 million for the same period last year. SG&A expenses as a percentage of net sales were 27.6% in the third quarter of fiscal 2018, compared to 33% in the third quarter of fiscal 2017, as OCC benefited from its operating leverage.

SG&A expenses increased 17% to $19.3 million during the first nine months of fiscal 2018, compared to $16.5 million for the same period last year. SG&A expenses as a percentage of net sales were 28.6% in the first nine months of fiscal 2018, compared to 35.2% in the first nine months of fiscal 2017, again, as OCC benefited from its operating leverage.

The increase in SG&A expenses during the third quarter and first nine months of fiscal 2018 compared to the same periods last year was primarily the result of increases in employee-related costs, including employee incentives and commissions. This can be attributed to increased net sales and our improved financial results during the third quarter and first nine months of fiscal 2018.

OCC recorded net income of $438,000, or $0.06 per basic and diluted share, for the third quarter of fiscal 2018, compared to a net loss of $295,000, or $0.05 per basic and diluted share, for the third quarter of fiscal 2017. OCC recorded net income of $1.4 million, or $0.19 per basic and diluted share, for the first nine months of fiscal 2018, compared to a net loss of $1.2 million, or $0.18 per basic and diluted share, for the first nine months of fiscal 2017.

As of July 31, 2018, we had outstanding borrowings of $5.8 million on our revolving credit note and $1.2 million in available credit. We also had outstanding loan balances of $6.5 million under our real estate term loans.

As indicated in our second quarter conference call, OCC obtained a special project revolving credit note of $6 million in April, providing additional availability for working capital purposes. As of July 31, and through today, we do not have any outstanding borrowings on our special project revolving credit note, and we expect it to expire as originally scheduled on October 1.

Final Transcript: OCC – Q3 2018 Earning Conference Call - 09/11/18 10:00 AM

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if you have any questions, we're happy to answer them. Maria, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And I'm showing no questions at this time, sir.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Maria. Andrew, are there any questions that were submitted by individual investors in advance of today's call?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil, we did not get any questions from individual shareholders this quarter. So I think there are no questions apparently. So I guess, we can wrap up the call.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you. I would like to thank everyone for listening to our third quarter conference call today. And as always, we appreciate your time and your interest in OCC. Have a nice day.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may now disconnect.